Exhibit 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: John Macke

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

PRESS RELEASE

Merchants Bancorp Closes Depositary Share Offering

For Release September 27, 2022

CARMEL, Indiana - (PR Newswire) - Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today announced the closing of its previously announced underwritten public offering of 5,200,000 depositary shares, each representing a 1/40th interest in a share of its 8.25% Fixed Rate Reset Series D Non-Cumulative Perpetual Preferred Stock (the “Series D preferred stock”), with a liquidation preference of $25.00 per depositary share. In addition, the underwriters were granted, but have not yet exercised, a 30-day option to purchase 780,000 additional depositary shares of the Series D preferred stock, solely to cover over-allotments, if any. As a result of the public offering Merchants received proceeds of approximately $125.3 million, net of estimated expenses and underwriting discounts and commissions.

Piper Sandler & Co., Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book runners.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Merchants with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on August 17, 2022. A prospectus supplement relating to the offering has been filed with the SEC. The offering has been made by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained free of charge by visiting the SEC’s website at www.sec.gov, or may be obtained from Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attn: Syndicate Operations, Telephone: 1-866-805-4128, Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, NY 10014, Attn: Prospectus Delivery, Telephone: 1-866-718-1649, or UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019, Attn: Prospectus Department, Telephone number: 1-888-827-7275.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $11.1 billion in assets and $8.3 billion in deposits as of June 30, 2022, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Asset Management, LLC, Merchants Capital Investments, LLC, Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.